EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces Third Quarter 2010 Financial Results
PLANO, Texas — October 28, 2010 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its third quarter ended September 30, 2010.
Revenues for the third quarter of 2010 were $4.8 million compared to $4.4 million for the third quarter of 2009. Revenues in the quarter were primarily derived from broadband telecom revenues, which increased slightly to $3.7 million in the third quarter of 2010 compared to $3.6 million for the third quarter of 2009. Enterprise revenues increased to $438,000 compared to $211,000 on a year to year basis, while professional services revenues were flat at approximately $370,000. Gross margin for the third quarter of 2010 was 49% compared to 25% for the third quarter of 2009. The increase in gross margin percentage was primarily due to a shift in product mix toward higher margin products, and to a lesser degree, increased utilization of our manufacturing facility and reduction in obsolete inventory charges. Third quarter 2010 operating expenses included a $3.3 million restructuring charge. The charge relates to the project initiated in September of 2010 and is intended to result in savings of approximately $5.5 million in annualized operating costs. The company reported a third quarter 2010 net loss of $4.3 million, or ($0.63) per share compared to a net loss of $2.4 million, or ($0.34) per share in the third quarter of 2009.
“At the close of our third quarter we made the very difficult decision to restructure our operations in an effort to bring spending in line with recent revenue levels and to neutralize the cash usage that we have been experiencing,” said Gregory B. Kalush, CEO and President of Interphase. “Although we generated revenue growth both sequentially and on a year-over-year basis, it was not sufficient to support the infrastructure that was in place. We remain focused on continuing to grow our revenues through product sales and diversification efforts while continuing to invest in key strategic areas of the business.”

For the first nine months of 2010, revenues decreased to $12.4 million, compared to $20.9 million for the first nine months of 2009. Gross margin decreased to 48% for the nine months ended September 30, 2010, compared to 51% for the same period in 2009. The company reported a net loss of $8.9 million, or ($1.30) per share for the first nine months of 2010 compared to a net loss for the first nine months of 2009 of $1.6 million, or ($0.23) per share. The net loss for the first nine months of 2010 is inclusive of a restructuring charge of $3.3 million. There were no restructuring charges during the first nine months of 2009. On September 30, 2010, the company’s working capital position was $12.4 million, including cash and marketable securities of $13.4 million.
About Interphase Corporation
Interphase Corporation (NASDAQ: INPH — News) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the Communications, Aerospace-Defense, and Enterprise markets. Founded in 1974, Interphase provides expert Engineering Design and Contract Manufacturing Services, in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCIe standards and solutions. Interphase is headquartered in Plano, Texas, with sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase, and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2010	2009	2010	2009
Revenues	$4,770	$4,368	$12,387	$20,909
Gross margin	2,331	1,099	5,971	10,572
Research and development	1,605	1,797	5,516	5,752
Sales and marketing	1,103	1,230	3,634	4,329
General and administrative	950	860	2,908	3,145
Restructuring charge	3,339	—	3,339	—

Total operating expenses	6,997	3,887	15,397	13,226
Loss from operations	(4,666)	(2,788)	(9,426)	(2,654)
Loss before income tax	(4,666)	(2,726)	(9,418)	(2,420)
Net loss	(4,292)	(2,381)	(8,866)	(1,600)
Net loss per diluted share	$(0.63)	$(0.34)	$(1.30)	$(0.23)
Weighted average common and dilutive shares	6,830	6,910	6,844	6,894
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sept. 30, 2010	Dec. 31, 2009
Cash and marketable securities	$13,364	$17,839
Accounts receivable, net	4,253	5,106
Inventories	2,015	1,699
Net property, plant and equipment	502	692
Total assets	22,048	28,647
Total liabilities	11,591	9,385
Total shareholders’ equity	$10,457	$19,262
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